EX.99.d.5.a

AMENDMENT

TO

SUBADVISORY AGREEMENT

AMENDMENT, dated August 24, 2021 between ABERDEEN FUNDS (the “Trust”), ABERDEEN STANDARD INVESTMENTS INC. (the “Adviser”) and ABERDEEN ASSET MANAGERS LIMITED (the “Subadviser”) to that certain Subadvisory Agreement dated May 4, 2018 (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust, the Adviser and the Subadviser desire to amend Exhibit A to the Agreement to add two new series of the Trust and the relevant sub-advisory fee rates for: Aberdeen International Sustainable Leaders Fund and Aberdeen Global Equity Impact Fund;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Exhibit A. Exhibit A is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.	Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). In the case of any conflict, the 1940 Act shall control.

IN WITNESS THEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first written above.

TRUST:
ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ADVISER:
ABERDEEN STANDARD INVESTMENTS INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

SUBADVISER:
ABERDEEN ASSET MANAGERS LIMITED

By:	/s/ Fiona McGowan
Name:	Fiona McGowan
Title:	Authorised Signatory

EXHIBIT A*

SUBADVISORY AGREEMENT AMONG

ABERDEEN STANDARD INVESTMENTS INC., ABERDEEN FUNDS

AND ABERDEEN ASSET MANAGERS LIMITED

The Subadviser is entitled to the percentage of the advisory fee received after fee waivers and expense reimbursements, if any, by the Adviser for the relevant Fund as detailed below:

Fund	Percent of Advisory Fees
Aberdeen Dynamic Dividend Fund	90%
Aberdeen Global Infrastructure Fund	90%
Aberdeen International Real Estate Equity Fund	90%
Aberdeen Realty Income & Growth Fund	10%
Aberdeen International Sustainable Leaders Fund	90%
Aberdeen Global Equity Impact Fund	90%